SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2020

New You, Inc.

(Exact name of the registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	000-52668 (Commission File Number)	26-3062661 (IRS Employer Identification Number)

3246 Grey Hawk Court, Carlsbad, CA 92010

(Address of principle executive offices) (Zip code)

Registrant’s telephone number, including area code: 800-260-9062

______________________________________________________

(Former name or address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Section 8. - OTHER EVENTS

Item 8.01 Other Events.

COVID-19 – Quarterly Report for 3 Months ended March 31, 2020

As result of the global outbreak of the COVID-19 virus, on May 14, 2020 the Company evaluated its ongoing effort to prepare and file its quarterly report on Form 10-Q for the quarter ended March 31, 2020.

Due to disruptions caused by the COVID-19 outbreak and related work and travel restrictions, certain Company officers and management as well as professional staff and consultants have been delayed in conducting the work required to prepare our financial report for the quarter ended March 31, 2020. The Company is based in California. On March 18, 2020, Governor Gavin Newsom of California issued a “Stay at Home” order due to the novel coronavirus. This Order has hampered the Company’s ability to conduct necessary work to finalize its financial statements, and otherwise finalize its Quarterly Report for the quarter ended March 31, 2020. Separately, some of the Company’s financiers and banks are located in New York City. On March 30, 2020, Governor Andrew M. Cuomo extended an existing quarantine and “Stay at Home” order for all of New York City through April 15, 2020. As a direct result, the Company has been unable to confirm and complete accounting and audit review for its March 31, 2020 financial statements.

Lastly, the Company’s independent auditors have staff overseas and have limited access to their offices here in the United States which could affect the timely completion of the annual audit.

As a result, the Company expects to be unable to compile and review certain information required in order to permit the Company to file a timely and accurate quarterly report on Form 10-Q for its quarter ended March 31, 2020 by the prescribed date without unreasonable effort or expense due to circumstances related to COVID-19.

On March 25, 2020 the Securities and Exchange Commission (the "SEC") issued an Order under Section 36 (Release No. 34-88465) of the Securities Exchange Act of 1934 ("Exchange Act") granting exemptions from specified provisions of the Exchange Act and certain rules thereunder (the "Order"). The Order provides that a registrant (as defined in Exchange Act Rule 12b-2) subject to the reporting requirements of Exchange Act Section 13(a) or 15(d), and any person required to make any flings with respect to such a registrant, is exempt from any requirement to file or furnish materials with the Commission under Exchange Act Sections 13(a), 13(f), 13(g), 14(a), 14(c), 14(f), 15(d) and Regulations 13A, Regulation 13D-G (except for those provisions mandating the fling of Schedule 13D or amendments to Schedule 13D), 14A, 14C and 15D, and Exchange Act Rules 13f-1, and 14f-1, as applicable, where certain conditions are satisfied.

The Company is relying on the Order for filing of this Form 8-K and expects to file its quarterly report on Form 10-Q for the quarter ended March 31, 2020 within 45 days after May 15, 2020.

We are supplementing the risk factors previously disclosed in our SEC filings, with the following risk factor:

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The novel coronavirus (COVID-19) has negatively affected our ability to timely prepare and maintain accurate accounting and reporting, and may have a severe adverse impact on our business.

We believe COVID-19 has negatively affected our ability to timely prepare and maintain accurate accounting and reporting, and could continue to do so in the foreseeable future. The Company is based in Escondido, California. The novel coronavirus known as COVID-19 (the “Coronavirus”) has caused the Governor of the State of California to issue a “Stay at Home” order requiring, in short, all nonessential business to close and for individuals to stay in their homes but for certain, necessary activities. This order affects the Company, as well as its clients, suppliers, and employees, and may adversely affect the Company’s business or the Company’s ability to operate. Further government intervention or regulation may significantly impact the Company’s ability to operate. Investors and potential investors should consider the current governmental regulations, as well as the possibility of additional intervention, in owning or purchasing the Company’s stock.

The impact, extent and duration of the government imposed restrictions on travel and public gatherings as well as the overall effect of the COVID-19 virus is currently unknown.

Any significant disruption to communications and travel, including travel restrictions and other potential protective quarantine measures against COVID-19 by governmental agencies, may increase the difficulty and could make it impossible for us to deliver goods to our customers. Travel restrictions and protective measures against COVID-19 could cause us to incur additional unexpected labor costs and expenses or could restrain our ability to retain the highly skilled personnel we need for our operations. The extent to which COVID-19 impacts our business, sales and results of operations will depend on future developments, which are highly uncertain and cannot be predicted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

New You, Inc.

Date: May 15, 2020	By: /s/ Ray Grimm, Jr. Ray Grimm, Jr. Chief Executive Officer

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